Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 811-22083 of the Investment Company Act of 1940 on Form N-1A of our report dated November 23, 2007 relating to the financial statements and financial highlights of Fidelity Central Investment Portfolios II LLC, including Fidelity Tactical Income Central Investment Portfolio, appearing in the Annual Report on Form N-CSR of Fidelity Central Investment Portfolios II LLC, for the year ended September 30, 2007 and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche, LLP

Boston, Massachusetts

December 13, 2007